Exhibit 16.1
August 26, 2010
Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re:	Liberator Medical Holdings, Inc. Commission File No. 000-05663
Dear Commission:
We have read the statements of Liberator Medical Holdings, Inc., included under Item 4.01 of Form 8-K, with respect to this firm’s dismissal as the registered independent accounting firm of Liberator Medical Holdings, Inc., that occurred on August 24, 2010. We agree with the statements made in response to that Item insofar as they relate to our firm.

Very Truly Yours,
/s/ Berenfeld Spritzer Shechter & Sheer LLP
Berenfeld Spritzer Shechter & Sheer, LLP